Exhibit 1.01

Pro-Dex, Inc.
Conflict Minerals Report
For the Reporting Period January 1, 2014 to December 31, 2014

This Conflict Minerals Report (“Report”) for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). This Report relates to the process undertaken for Pro-Dex products that were manufactured, or contracted to be manufactured, during calendar year 2014 and that contain gold, columbite-tantalite (coltan), cassiterite, wolframite, tantalum, tin, and tungsten (collectively, the “Conflict Minerals”). This Report has not been audited.

Product Overview

Pro-Dex designs and produces powered surgical and dental instruments and motion control products used in the medical, factory automation and scientific research industries. Our products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high-tech manufacturing operations around the world. Third party products that are not manufactured, or contracted to be manufactured, by Pro-Dex are outside the scope of this Report.

Statement Regarding Conflict Minerals

We are committed to the maintenance of a supply chain that aligns with the requirements of the Rule, and to continuing our evaluation of our quality management system (“QMS”) to provide for continued compliance.

Due Diligence Program

Based on our assessment of products known to be in our supply chain and a survey of responses received from those in our supply chain, we implemented a due diligence program (“Due Diligence Program”) to evaluate the source of certain Conflict Minerals included in our supply chain, as follows:

1.	Establish Company Management Systems

Our evaluation of the source of Conflict Minerals was incorporated into our QMS, a component of which is our internal compliance auditing that is conducted at scheduled frequencies and comprehensively reviewed annually.

2.	Identify and Assess Risks in the Supply Chain

Cross-functional teams, including Quality Assurance/Regulatory Affairs, Engineering, Materials/Production Management and Finance, reviewed our regulatory compliance matters in connection with the Rule.

We performed a product assessment to identify products and materials that were suspect or high-risk for Conflict Minerals, and maintained a list of such material and components.

We surveyed the suppliers of the suspect, high-risk and other products identified as containing Conflict Minerals and reviewed the responses that we received so as to evaluate and classify the use of Conflict Minerals and to determine necessary follow up. Based upon the responses received to date of the twenty-eight products identified, suppliers of twenty-one of those products have completed the survey.  Survey results indicate six products do not contain Conflict Minerals, six products are conflict free and 9 products are indeterminate.

3.	Design and Implement a Strategy to Respond to Identified Risks

QMS procedures were established and updated, to provide for compliance with reporting and disclosure requirements of the Rule and concomitant supportive guidance documents, summarized as follows:

a.	Policy: Defines policy and responsibilities

I.	Policy defining
1.	QMS SOP 99M2002 Purchasing

b.	Procedures – defines methods, requirements and responsibilities

I.	Material/Supplier Controls to provide that procured materials are identified and evaluated with respect to conflict minerals. Procedures include reference to corrective action/escalation methods.

1.	QMS SOP 99M2002 Purchasing
2.	QMS SOP 99MP3005 Supplier Evaluation and Monitoring

II.	Design Controls to provide that new or modified materials’ impact to conflict minerals and materials requirements is considered.

1.	QMS SOP 99E2003 Design Controls
2.	QMS SOP 99E2001 Engineering and Document Change

III.	Risk Management to identify activities to evaluate risks associated with conflict minerals.

1.	QMS SOP E2006 Risk Management

IV.	Corrective Action – Defines methods to respond to identified risks, nonconforming issues and activities associated with corrective action.

1.	QMS SOP 99Q2015 Corrective and Preventive Action

4.	Independent Third Party Audits of Smelter/Refiner Due Diligence Practices

Procedures implemented define the methods and frequency associated with required audits.

a.	99P2004 Supplier Auditing

5.	Reporting and Records

Reporting procedures implemented integrate the results of the procedures described above with our financial reporting controls.

Recordkeeping procedures define methods to collect, identify, store, access, maintain and dispose of our records and documents associated with conflict minerals in conformity with record-retention requirements of all regulatory agencies and legislation to which we are subject.

a.	QMS SOP 99Q2020 Records and Document Storage and Disposition

Reasonable Country of Origin Inquiry and Conclusion

After complying with the steps set forth by our Due Diligence Program, we have determined  that we manufacture products containing Conflict Minerals in a manner necessary to the functionality of products manufactured, or contracted to be manufactured, by us.  As of the date of this Report, we have not identified any Conflict Minerals in our supply chain that are sourced from the Democratic Republic of the Congo (“DRC”) or adjoining countries.  However, because it will take time for many of our suppliers to verify the origin of all of the Conflict Minerals, we do not have sufficient information to definitively determine the origin of all of the Conflict Minerals that are subject to this Report, and as such, we have concluded that our supply chain remains “DRC conflict undeterminable.”